Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Pricing Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 612

$15,004,000

The Goldman Sachs Group, Inc.

Floating Rate Notes due 2037

Medium-Term Notes, Series B

The notes being sold in the transactions described below have the following terms:

Issuer:  The Goldman Sachs Group, Inc.

Principal amount:  $15,004,000

Stated maturity:  February 8, 2037

Specified currency:  U.S. dollars

¡	principal: U.S. dollars
¡	interest: U.S. dollars
¡	exchange rate agent: not applicable

Trade date:  January 18, 2007

Original issue date:  February 8, 2007

Original issue price:  100%

Net proceeds of the original issuance to The Goldman Sachs Group, Inc.:  100%

CUSIP no.:  38141EKZ1

Original issue discount notes:  no

¡	total amount of OID:
¡	yield to maturity:
¡	initial accrual period OID:

Form of notes:

¡	master global form only: yes
¡	non-global form available: no

Redemption and repayment:  not applicable

¡	redemption commencement date:
¡	repayment date(s):
¡	redemption or repayment price(s):

If interest rate is fixed:  not applicable

¡	annual rate:
¡	interest payment date:
¡	regular record date:

If interest rate is floating:  yes

¡	base rate:

¡	commercial paper rate:
¡	prime rate:
¡	LIBOR: yes

–Reuters screen LIBOR page:  LIBOR01

–index currency:  U.S. dollars

¡	EURIBOR:
¡	treasury rate:

¡	CMT rate:

–Moneyline Telerate page 7051:

–Moneyline Telerate page 7052:

  (weekly/monthly):

–CMT index maturity (if not two years):

¡	CD rate:
¡	federal funds rate:
¡	11th district rate:

¡	index maturity: three months
¡	spread: +55 basis points
¡	spread multiplier: none
¡	initial base rate: the base rate in effect for the initial interest period will be the 3-month LIBOR rate on February 6, 2007, as determined by the calculation agent
¡	maximum rate: none
¡	minimum rate: none
¡	denominations: $2,000 and integral multiples of $1,000 thereafter
¡	interest payment dates: May 8, August 8, November 8 and February 8, commencing on May 8, 2007 (in each case, subject to adjustment for business days except at maturity)
¡	interest reset dates: each interest payment date, commencing on May 8, 2007 (in each case, subject to adjustment for business days except at maturity)
¡	business days: New York and London
¡	business day convention: modified following business day convention except at maturity
¡	calculation agent: The Bank of New York Mellon
¡	additional amounts: no

Defeasance applies as follows: not applicable

¡	full defeasance – i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
¡	covenant defeasance – i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

This prospectus supplement is being filed for the purpose of registering a series of secondary sale transactions. See “Supplemental Plan of Distribution” below. The information above about the original issue date, trade date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes in 2007. If the notes are sold in a market-making transaction after their sale as contemplated hereby, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated September 19, 2011 and the accompanying prospectus supplement dated September 19, 2011 for additional information about the notes being purchased.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this pricing supplement in the sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated September 12, 2012.

SELLING SECURITY HOLDERS

The Selling Security Holders will be Credit and Repackaged Securities Limited Series 2007-15 Trust and Credit and Repackaged Securities Limited Series 2012-01 Trust, each a New York common law trust; Credit and Repackaged Securities Limited, a Cayman Islands company; and Goldman Sachs International.

As part of the redemption price to be paid in a partial redemption of securities issued by the 2007-15 trust, the 2007-15 trust intends to deliver 96.01% of the notes to Goldman Sachs International, which will in turn resell those notes to Credit and Repackaged Securities Limited. Credit and Repackaged Securities Limited will transfer the notes to the 2012-01 trust in connection with its formation and a private placement of securities through Goldman, Sachs & Co. See “Supplemental Plan of Distribution” below. Upon the completion of these transactions, the 2012-01 trust will hold 96.01% of the notes, and the 2007-15 trust will hold 2.13% of the notes. In addition, Goldman Sachs International currently holds $280,000 principal amount of notes, which it may sell as described under “Supplemental Plan of Distribution” below.

The 2007-15 trust is party to a credit default and currency swap with Goldman Sachs Bank USA, the notional amount of which will be reduced by 97.84% in connection with the redemption of trust securities mentioned above. Goldman Sachs Bank USA will make a payment to the 2007-15 trust in connection with this reduction in notional amount. The 2012-01 trust will enter into a credit default and currency swap with Goldman Sachs International. Goldman, Sachs & Co. acts as disposal agent for each of the trusts with respect to the notes, as described under “Supplemental Plan of Distribution” below.

Goldman Sachs International and Goldman Sachs Bank USA are affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.

MANNER OF PAYMENT

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

ADDITIONAL DISCLOSURE ABOUT OUR RELATIONSHIP WITH THE TRUSTEE

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued. Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future. The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. In addition, the trustee can resign for any reason with 60 days’ notice, and we would be required to appoint a successor trustee. If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act. In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

USE OF PROCEEDS

We will not receive any proceeds from the transactions described in this prospectus supplement.

S-2

SUPPLEMENTAL PLAN OF DISTRIBUTION

The notes are currently held by a New York common law trust named Credit and Repackaged Securities Limited Series 2007-15 Trust. Goldman Sachs International, an affiliate of Goldman, Sachs & Co., intends to acquire 96.01% of the notes from the 2007-15 trust and to sell the notes to Credit and Repackaged Securities Limited, a Cayman Islands company. Credit and Repackaged Securities Limited will transfer the notes to a newly formed New York common law trust, to be called Credit and Repackaged Securities Limited Series 2012-01 Trust, in connection with a private placement of securities through Goldman, Sachs & Co. These transactions traded contemporaneously at the market price of the notes on the date of trade but will settle on different dates. This prospectus supplement is being used to register the series of transactions that results in the notes being sold to Credit and Repackaged Securities Limited Series 2012-01 Trust.

Goldman, Sachs & Co. has agreed to serve as each trust’s broker for disposing of the notes from time to time upon the occurrence of certain events under the swaps to which the trusts are parties or upon any early redemption of a trust’s securities. When it is required to do so, Goldman, Sachs & Co. will, as agent for the trustee of the relevant trust, attempt to obtain firm bid quotations from dealers in obligations of the same type as the notes, and will sell the notes at the highest quotation obtained and transfer the proceeds to the trustee for application in accordance with the terms of the trust. Goldman, Sachs & Co. itself may, but is not required to, provide one of the required bids in the case of sales by the 2007-15 trust. If Goldman, Sachs & Co. cannot obtain at least two quotations by the fifth Business Day after it begins to seek such quotations, then it will, acting as broker on behalf of the trustee of the relevant trust, sell the notes in any manner that it may determine in its commercially reasonable discretion. This prospectus supplement may also be used to register the sale of notes by Goldman, Sachs & Co. as the trusts’ broker.

Goldman Sachs International may sell the additional $280,000 of notes that it currently holds in one or more transactions from time to time in the market, directly or through one or more brokers, which may include Goldman, Sachs & Co. These sales may occur at market prices, prices related to market prices or negotiated prices. This prospectus supplement may also be used to register the sale of these notes by Goldman Sachs International.

Goldman, Sachs & Co. is an affiliate of Goldman Sachs International and Goldman Sachs Bank USA. Goldman, Sachs & Co. will not be separately compensated for its role in either the initial placement of securities issued by either trust or in any sale of notes by either trust.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. In addition, Goldman Sachs International, an affiliate of Goldman, Sachs & Co., will receive all the proceeds from the initial sale of notes under this prospectus supplement and any sale of the $280,000 principal amount of notes that it currently holds. As such, Goldman, Sachs & Co. has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

S-3

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-29

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$15,004,000

The Goldman Sachs

Group, Inc.

Floating Rate Notes due 2037

Medium-Term Notes, Series B

Goldman, Sachs & Co.